Exhibit 10.5

SERVICES AGREEMENT

BY AND BETWEEN

TPG PACE ENERGY HOLDINGS CORP.,

AS PARENT

TPG PACE ENERGY OPERATING LLC,

AS OWNER

AND

ENERVEST OPERATING, L.L.C.,

AS SERVICE PROVIDER

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS		1
1.1	Definitions	1
ARTICLE II. POWER AND AUTHORITY; SERVICES		1
2.1	Service Provider Power and Authority; Services	1
2.2	Emergency	3
2.3	Limitations on Service Provider’s Authority	4
2.4	Ownership of Property	4
2.5	Service Provider’s Delegation of Authority	4
2.6	Key Persons; Dedicated Employees; Shared Employees	5
2.7	Other Business Pursuits	6
2.8	Operatorship; Certain Conditions of Service	6
2.9	Insurance	6
2.10	Performance Standard	7
2.11	Meetings.	7
2.12	Funds	7
2.13	Master Service Agreements	8
2.14	Seismic Licenses	8
2.15	Actions by Owner Group	8
2.16	Owner’s Delegation of Authority	8
2.17	Certain Excluded Assets	9
ARTICLE III. PAYMENTS		9
3.1	Consideration	9
3.2	Payment Terms	11
3.3	Owner Group Financial Responsibility	11
3.4	Maintenance of Accounts and Records	12
3.5	Taxes	13
3.6	Service Provider Records; Audit	13
3.7	Disputed Charges	14
ARTICLE IV. TERM; TERMINATION		14
4.1	Term	14
4.2	Termination	14
4.3	Effect of Termination	16
4.4	Transition Period	16
4.5	Performance Termination Fee	16
ARTICLE V. MARKETING OF PRODUCTION		16
5.1	Marketing Services	16
ARTICLE VI. FORCE MAJEURE		17
6.1	Excused Performance	17
6.2	No Preclusion	17

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6.3	Limitations on Effect of Force Majeure	17
ARTICLE VII. INDEMNITIES		17
7.1	Service Provider Indemnity	17
7.2	Owner Indemnity	18
7.3	DISCLAIMERS	18
7.4	Disclaimer of Application of Anti-Indemnity Statutes	19
ARTICLE VIII. NON-SOLICITATION		19
8.1	Non-Solicitation	19
ARTICLE IX. REPRESENTATIONS AND WARRANTIES; OTHER COVENANTS AND RESPONSIBILITIES		19
9.1	Representations and Warranties	19
9.2	Additional Owner Group Representations	20
9.3	Additional Service Provider Representations	20
9.4	Service Provider Responsibilities	21
ARTICLE X. MISCELLANEOUS		21
10.1	Counterparts	21
10.2	Notices	21
10.3	Governing Law; Venue	23
10.4	Non-Compensatory Damages	24
10.5	Waiver; Rights Cumulative	24
10.6	Entire Agreement	24
10.7	Amendment	24
10.8	Parties in Interest	24
10.9	Successors and Permitted Assigns	25
10.10	Assignment	25
10.11	Further Assurances	25
10.12	Preparation of Agreement	25
10.13	Severability	25
10.14	No Recourse	25
10.15	Interpretation	26
10.16	Confidentiality	26
10.17	Publicity	27
10.18	Performance Dispute Resolution	27

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SERVICES AGREEMENT

This SERVICES AGREEMENT (this “Agreement”) is executed and agreed to as of July 31, 2018 (the “Closing Date”), by and between TPG Pace Energy Holdings Corp., a Delaware corporation (“Parent”), TPG Pace Energy Operating LLC, a Delaware limited liability company (“Owner”), and EnerVest Operating, L.L.C., a Delaware limited liability company (“Service Provider”). Parent, Owner and Service Provider are hereinafter each referred to as a “Party” and are collectively referred to as the “Parties”.

RECITALS

WHEREAS, Owner acquired certain oil and gas properties from certain Affiliates of Service Provider pursuant to (i) that certain Purchase and Sale Agreement dated March 20, 2018, by and among EnerVest Energy Institutional Fund XI-A, L.P., EnerVest Energy Institutional Fund XI-WI, L.P., EnerVest Holding, L.P., EnerVest Wachovia Co-Investment Partnership, L.P. and Owner (the “Giddings Transaction Agreement”), (ii) that certain Contribution and Merger Agreement dated March 20, 2018, by and among EnerVest Energy Institutional Fund XIV-A, L.P., EnerVest Energy Institutional Fund XIV-WIC, L.P., EnerVest Energy Institutional Fund XIV-2A, L.P., EnerVest Energy Institutional Fund XIV-3A, L.P., EnerVest Energy Institutional Fund XIV-C, L.P., Parent and Owner (the “Eagleford Transaction Agreement”), and (iii) that certain Membership Interest Purchase Agreement dated March 20, 2018, by and among EnerVest Energy Institutional Fund XIV-A, L.P., EnerVest Energy Institutional Fund XIV-WIC, L.P., EnerVest Energy Institutional Fund XIV-C, L.P., and Owner (collectively with the Giddings Transaction Agreement and the Eagleford Transaction Agreement, the “Transaction Agreements”); and

WHEREAS, pursuant to this Agreement, Parent and Owner desire to have Service Provider perform, and Service Provider agrees to perform, the Services (hereinafter defined) pursuant to and in accordance with the terms of this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.1    Definitions . All capitalized terms not otherwise defined herein shall have the meanings given them in the Transaction Agreements. As used in this Agreement, capitalized terms set forth on Annex A shall have the meanings set forth therein.

ARTICLE II.

POWER AND AUTHORITY; SERVICES

2.1    Service Provider Power and Authority; Services.

(a)    Subject to the direction and control of the Owner Group, the terms and provisions of this Agreement, and the Development Plan and Budget, and subject to the limitations set forth in Section 2.3, Service Provider shall provide the Owner Group with services identical in scope, nature and quality to the services historically provided by Service Provider in connection with its management and operation during the period from January 1, 2016, to the Closing Date of the Assets acquired (directly or indirectly) by the Owner Group pursuant to the Transaction Agreements, including all accounting, financial, managerial, project management, business development, marketing, operational, land, lease maintenance, regulatory, environmental, geological and geophysical, engineering, tax, information technology and other day-to-day services reasonably necessary to operate the business of the Owner Group in relation to the Assets, including the services more particularly described on Exhibit A attached hereto, but in each case excluding the Excluded Services (the “Services”). The Service Provider shall perform the Services in consideration for the Services Fee at the Service Provider’s cost; provided, however, that Service Provider will not be responsible for Owner Group Costs, and, notwithstanding anything to the contrary, nothing shall require Service Provider to advance its own funds for Owner Group Costs.

(b)    As part of the Services, Service Provider will use its commercially reasonable efforts to propose, conduct and complete all operations and activities contemplated by the Development Plan and Budget at the times contemplated by the Development Plan and Budget. Service Provider shall promptly notify the Owner Group in writing if at any time Service Provider reasonably expects to exceed the aggregate amount set forth in the Development Plan and Budget for any category of expenses. Notwithstanding anything in this Agreement to the contrary (other than Section 2.2), in no event shall Service Provider incur any costs or expenses for the account of Owner or reimbursable by Owner in an amount greater than 10% in excess of the aggregate amount set forth in the Development Plan and Budget for any category of expenses without the prior written consent of Owner.

(c)    Owner shall have the right from time to time to elect to cease having Service Provider provide any of the Services and to provide such Services itself or by another service provider, and upon request from Owner, Service Provider will reasonably cooperate with Owner in the transition of such Services to the Owner Group or a new service provider specified by Owner. For the avoidance of doubt any such election shall not result in a reduction of the Services Fee.

(d)    The Service Provider shall be entitled during the Term and any Transition Services Period to utilize solely in connection with the performance of the Services those offices, buildings, yards, and other sites and those vehicles and such other tools and equipment as were acquired by Owner Group pursuant to the Transaction Agreements that were utilized historically prior to the Closing Date in relation to the Assets by field-level employees of the Service Provider (the “Field Facilities and Equipment”). Service Provider shall not pay any rent, fee or other cost for its use of the Field Facilities and Equipment. Service Provider shall return the Field Facilities and Equipment to the Owner Group at the end of the Term and any Transition Services Period in the same condition as on the Closing Date, ordinary wear and tear excepted.

(e)    If at any time Service Provider fails or is unable to perform any of the Services, and such failure or inability is not cured within thirty (30) days after delivery by Owner to Service Provider of written notice of such failure or inability, Owner Group shall use commercially reasonable efforts to obtain reasonable replacement services therefor. In such event, Owner Group shall have the right to deduct the amount of costs so incurred by Owner Group from its payments of the Monthly Services Fee; provided, however, pursuant to the dispute resolution procedures set forth in Section 10.18, Service Provider may dispute that it has failed, or is unable, to perform any of the Services, in which case there shall be no deduction from the Services Fee until such time as there has been a final determination that Service Provider has failed, or is unable, to perform those Services which Owner alleges that Service Provider has failed, or is unable, to perform. If it is ultimately determined that Service Provider has in fact failed or been unable to perform any of the Services for which Owner Group has obtained reasonable replacement services and has incurred costs which were not deducted because of the operation of this Section 2.1(e), Service Provider will reimburse Owner Group for such costs. The Service Provider’s obligations to make such reimbursement shall survive the end of the Term and the Transition Services Period until any such dispute is resolved and any reimbursement owned to Owner Group has been paid.

(f)    The Owner Group will be responsible for the following, at its own expense (the “Excluded Services”):

(i)	Parent’s chief executive officer, chief financial officer, general counsel, business development personnel, and investor relations personnel, including all salaries and benefits of such personnel;

(ii)	Owner Group D&O insurance;

(iii)	rent and overhead costs associated with the Owner Group’s office space;

(iv)

consolidated Owner Group financial reporting, including selecting, engaging and overseeing third party financial auditors (however, the Services will include Asset-level financial reporting and auditing and providing asset-level SEC reporting information to Owner Group);

(v)

third party Owner Group reserve reports, including selecting, engaging and overseeing third party reserve engineers (however, the Services will include internal reserves engineering, including estimating and internal reporting of Asset-level reserves);

(vi)	selecting, engaging, and overseeing Owner Group outside counsel and investment bankers;

(vii)	Sarbanes Oxley compliance; and

(viii)	other items agreed by Owner and Service Provider to be Excluded Services.

2.2    Emergency. In the event of an imminent emergency relating to the Assets (“Emergency”), while acting as a Reasonable and Prudent Service Provider, Service Provider shall, without any prior notice to, or approval from, the Owner Group, take all customary measures consistent with the standards set forth in Section 2.10 for the protection of life, health, the environment and property. In such event, Service Provider shall use commercially reasonable efforts to notify the Owner Group of the existence or occurrence of such an imminent Emergency as soon as reasonably possible after the Emergency occurs, but in any event within twenty four (24) hours of its being put on notice of an imminent Emergency, setting forth the nature of the imminent Emergency, the corrective action taken or proposed to be taken, and the actual or estimated cost and expense associated with such corrective action.

2.3    Limitations on Service Provider’s Authority. Notwithstanding anything herein to the contrary, without the prior written consent of the Owner Group, Service Provider shall not take any action set forth on Exhibit B. The Owner Group may at any time amend Exhibit B by providing written notice to Service Provider, which notice shall include an amended Exhibit B reflecting such amendment. Any such amendment shall be effective upon Service Provider’s receipt of such written notice.

2.4    Ownership of Property.

(a)    Without limitation to Service Provider’s (or any Affiliate of Service Provider’s) rights and remedies under any Operating Agreement, the Parties agree and acknowledge that neither Service Provider nor any Affiliate of Service Provider shall, by virtue of its role as “Service Provider” hereunder or as a result of the terms of this Agreement, have, or be deemed to have, any direct ownership interest in the Assets (or in any of the equipment, materials or other property related thereto and purchased by the Owner Group directly or by Service Provider on behalf of Owner Group).

(b)    All of the assets and properties owned, purchased, leased, developed, constructed and otherwise acquired or entered into in connection with the performance of the Services pursuant to this Agreement (including (i) all Assets and all wells, equipment, machinery, materials, supplies, inventory, other personal property and other assets and properties owned, leased or otherwise acquired in connection therewith, (ii) rights-of-way, Applicable Contracts, and any and all reports, records, statements and information prepared or caused to be prepared by Service Provider in connection with this Agreement, and (iii ) all proceeds, cash and funds generated or attributable to the Assets) shall be and remain the sole property of the Owner Group. If, at any time during the term of this Agreement, any such assets or properties are held in the name of Service Provider or its Affiliates, Service Provider will (and will cause its Affiliates to) promptly convey such assets and properties to the Owner Group.

2.5    Service Provider’s Delegation of Authority.

(a)    Service Provider shall be permitted to use Affiliates of Service Provider and the officers and employees of any of its Affiliates in order to perform the Services. Service Provider may not delegate any authority, power, or right that could not be exercised directly by Service Provider under this Agreement.

(b)    If any Person other than Service Provider is used to perform any of the Services (or any part of the Services), the performance by such Person of such Services shall be treated hereunder as if Service Provider performed such Services itself, and if the costs of such performance by Service Provider would have been borne by the Service Provider under the provisions of this Agreement, then the costs of such performance by such Person shall be borne by Service Provider and shall not result in incremental costs to the Owner Group. Service Provider shall not change any material corporate-level or back-office third-party service provider without the consent of Owner. Service Provider agrees that upon written notice (stating adequate cause related to inadequate performance or cost issues) provided by Owner after consultation with Service Provider, Service Provider shall use commercially reasonable efforts to replace any third-party service provider identified by the Owner Group to cease performing the Services on behalf of Service Provider

2.6    Key Persons; Dedicated Employees; Shared Employees.

(a)    At all times, at Service Provider’s sole cost and expense, Service Provider shall retain and have available to it a professional staff and outside consultants and contractors which together shall be reasonably adequate in size, experience and competency to discharge properly the duties and functions of Service Provider hereunder. Service Provider shall devote personnel and time and grant access to such assets and buildings of Service Provider as are necessary to provide the Services consistent with the standards set forth in this Agreement.

(b)    Service Provider shall cause the Key Persons who are not Dedicated Employees to devote a substantial amount of their professional time and efforts to providing the Services, and in any event to spend sufficient time on the Services to ensure that the Service Provider fully performs its obligations under this Agreement, in each case so long as such individuals are employed by Service Provider. Service Provider may, after obtaining Owner’s prior written consent (not to be unreasonably withheld), replace any Key Person with another employee of substantially equal experience and expertise as the Key Person being replaced, in which case the replacement employee shall become a Key Person. If any Key Person’s employment with Service Provider terminates for any reason or any Key Person is no longer providing the Services as required by this Section 2.6(b), Service Provider shall thereafter use commercially reasonable efforts, after obtaining Owner’s prior written consent (not to be unreasonably withheld), to promptly replace such Key Person with another employee of substantially equal experience and expertise as the Key Person being replaced, in which case the replacement employee shall become a Key Person.

(c)    Service Provider shall cause the Dedicated Employees to devote substantially all of their professional time and efforts to providing the Services so long as such individuals are employed by Service Provider. Service Provider may, after consultation with Owner, replace any Dedicated Employee with another employee of substantially equal experience and expertise as the Dedicated Employee being replaced or add Dedicated Employees as contemplated in Section 3.1(b), in which case the replacement employee or the added employee shall become a Dedicated Employee. Except as otherwise provided in Section 3.1(b), if any Dedicated Employee’s employment with Service Provider terminates for any reason or any Dedicated Employee is no longer providing the Services as required by this Section 2.6(c), Service Provider shall thereafter use commercially reasonable efforts, after consultation with Owner, to promptly replace such Dedicated Employee with another employee of substantially equal experience and expertise as the Dedicated Employee being replaced, in which case the replacement employee shall become a Dedicated Employee.

(d)    Service Provider shall cause the Shared Employees to devote at least one-third of their professional time and efforts to providing the Services so long as such individuals are employed by Service Provider. Service Provider may replace any Shared Employee with another employee of substantially equal experience and expertise as the Shared Employee being replaced, in which case the replacement employee shall become a Shared Employee. Except as otherwise provided in Section 3.1(b), if any Shared Employee’s employment with Service Provider terminates for any reason or any Shared Employee is no longer providing the Services as required by this Section 2.6(d), Service Provider shall thereafter use commercially reasonable efforts to promptly replace such individual with another employee of substantially equal experience and expertise as the Shared Employee being replaced, in which case the replacement employee shall become a Shared Employee.

2.7    Other Business Pursuits. The Owner Group acknowledges that Service Provider is not providing services exclusively to the Owner Group, and Service Provider may and will continue to from time to time provide services (including services substantially similar to the Services) to other persons (including Affiliates of Service Provider) as long as it may do so consistent with the dedication of Key Persons, Dedicated Employees and Shared Employees to the performance of the Services made under Section 2.6 and subject to any other written agreement between any member of the Owner Group and Service Provider or any of its Affiliates. After the Closing Date, prior to Service Provider or any of its Affiliates agreeing to provide any such services to any Third Party, Service Provider shall give the Owner Group written notice of the same.

2.8    Operatorship; Certain Conditions of Service.

(a)    Except as otherwise stated herein, Service Provider shall perform the Services as an “independent contractor” of the Owner Group and nothing in this Agreement is intended, and nothing shall be construed, to create an employer/employee, partnership, joint venture, association or other similar relationship between Service Provider and the Owner Group or any of their respective Affiliates or any of their employees.

(b)    All personnel involved in the Services shall be responsible to Service Provider. Subject to Section 2.6, the selection of such employees and contractors, and their hours of labor, shall be determined by Service Provider, and Service Provider shall have the right to hire or dismiss its full time or part time personnel for any reason or for no reason.

(c)    Subject to the terms of this Agreement, all matters pertaining to the employment, supervision, compensation, promotion and discharge of any personnel of Service Provider or its Affiliates are the responsibility of Service Provider and its Affiliates; provided, however, that Service Provider agrees that upon written notice from the Owner Group (stating adequate cause), Service Provider shall cause any Person identified by the Owner Group (including any employee of Service Provider or its Affiliates) to cease performing the Services on behalf of Service Provider. Subject to the terms of this Agreement, all such employment arrangements are solely Service Provider’s and its Affiliates’ obligations (including the payment of salaries and employee benefits with respect to such personnel).

2.9    Insurance. Service Provider shall maintain insurance of the type, in the amounts and with the limits, historically maintained by Service Provider in relation to the Assets. To the extent that the cost of such insurance is within the scope of Section 3.3(b), the cost shall be an Owner Group Cost. To the extent that the cost of such insurance is not within the scope of Section 3.3(b), the cost shall be covered by the Services Fee. Service Provider shall require all contractors and subcontractors to carry insurance under terms usual and customary in the industry. Owner Group shall be named insured on Asset-level insurance (e.g., property and casualty insurance and liability insurance). If Owner Group desires to maintain any of such insurance itself, instead of having it provided by Service Provider, Owner Group may provide such insurance itself, and in such event the Services Fee will be reduced by the amount of any resulting savings of Service Provider in the insurance costs that are not Owner Group Costs. If Owner Group desires insurance coverage in excess of that maintained by Service Provider, it may acquire such additional coverage at its cost. Notwithstanding anything herein to the contrary, the Owner Group shall not be required to pay or reimburse Service Provider for any blanket or area-wide regulatory bonds maintained by Service Provider in performing the Services, and the Owner Group shall only be required to reimburse Service Provider for the Owner Group’s share (based on Owner’s ownership interest in the oil and gas interest underlying the Assets) of any regulatory bonds specific to any of the Assets.

2.10    Performance Standard. Service Provider shall perform the Services as a reasonable and prudent oil and gas operator, and in connection with matters not directly related to the operation of oil and gas assets in a reasonable manner in accordance with customary business practices, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good oilfield practice, and in compliance with the terms of all applicable Leases, Applicable Contracts, Surface Contracts, and similar agreements affecting the Assets and/or this Agreement, and in compliance with all Laws. The standard of performance set forth in this Section 2.10 is referred to herein as acting as a “Reasonable and Prudent Service Provider”.

2.11    Meetings. Representatives of Owner Group shall have the right from time to time at the request of Owner to be present at and participate in internal Service Provider meetings in which the operation of the Assets and the performance of the Services are discussed by Service Provider personnel. In addition, representatives of Service Provider (which shall include Key Persons and other senior representatives of Service Provider requested by Owner and appropriate for the materiality and subject matter of the meeting) and the Owner Group shall meet telephonically, or otherwise at a mutually agreeable location, at least once per Calendar Month (or more frequently as requested by the Owner Group) on a mutually agreeable day and time to discuss the Services performed by Service Provider, the past, current or future operation and development of the Assets and/or any other matters with respect to the Assets or the business of the Owner Group reasonably requested by Owner or Service Provider.

2.12    Funds.

(a)    Funds belonging to the Owner Group shall be kept at all times on deposit in bank accounts of the Owner Group and Service Provider shall disburse such funds for the payment of costs and expenses incurred in connection with the Services that are Owner Group Costs, including all Asset Taxes and Burdens paid on Hydrocarbons, but excluding costs to be borne by Service Provider under the terms of this Agreement, and subject to the Development Plan and Budget and this Agreement.

(b)    At no time shall any of the Owner Group’s funds be commingled with funds belonging to Service Provider or its Affiliates or any of their respective representatives or with the funds of any Third Parties.

(c)    Service Provider shall direct all third parties making payments or otherwise transferring funds to the Owner Group to pay, transfer, and deposit such funds to the Owner Group directly into the bank accounts of the Owner Group.

(d)    If at any time Service Provider or any of its Affiliates comes into possession of any funds of the Owner Group, Service Provider shall hold such funds in trust for the benefit of the Owner Group and shall promptly cause such funds to be deposited into bank accounts of the Owner Group.

(e)    Service Provider shall not pay any monies from the accounts of the Owner Group to itself or any Affiliate of Service Provider without the prior written consent of Owner.

(f)    Third-party costs (and incremental internal costs of Service Provider incurred with the approval of Owner) of establishing, implementing, maintaining, and managing the accounts and systems required to accomplish the foregoing shall be Owner Group Costs. Service Provider shall use commercially reasonable efforts to cause the accounts and systems to be in place and operational on or prior to the Closing Date.

2.13    Master Service Agreements. The Parties acknowledge that Service Provider is not conveying any of its master services agreements to the Owner Group pursuant to the Transaction Agreements. After the Closing Date, subject to the terms of this Agreement, Service Provider shall be permitted to contract for Services with Third Party vendors through its master services agreements. Service Provider shall use commercially reasonable efforts, in the ordinary course of business, to enter into master services agreements with all vendors in the name of the Owner Group. Once any such master services agreement is in place, Service Provider shall thereafter contract for Services with the applicable Third Party vendor under the Owner Group’s master services agreement.

2.14    Seismic Licenses. Service Provider will not acquire or license any seismic data without the prior written consent of the Owner Group. In the event that Service Provider does acquire or license any such seismic data, the costs thereof will be Owner Group Costs and Service Provider will use commercially reasonable efforts to acquire or license such data in the name of the Owner Group with a right for the Service Provider to use such data as long as it is providing the Services hereunder. If Owner desires to co-license (or otherwise acquire the right to utilize) any seismic licenses currently utilized by Service Provider, the costs thereof will be Owner Group Costs.

2.15    Actions by Owner Group. Any action, consent or approval required to be taken hereunder by any member of the Owner Group shall be taken by Owner and any notices to be given to or by the Owner Group shall be given to Owner.

2.16    Owner’s Delegation of Authority. On an annual basis (and, as of the Closing Date, for the remainder of 2018), Owner shall execute and deliver to Service Provider a revocable written instrument substantially in the form attached hereto as Exhibit G designating and appointing Service Provider as its agent and attorney-in-fact with full power and authority to perform the Services (the “Annual Delegation”).

2.17    Certain Excluded Assets. The Parties have agreed that certain assets described in Exhibit E attached hereto that were utilized historically prior to the Closing Date in relation to the Assets but that were not acquired by the Owner Group on the Closing Date pursuant to the terms of the Transaction Agreements will be utilized by the Service Provider in connection with the performance of Services and that such assets will be assigned and transferred to the Owner Group at the time and in the manner set forth in Exhibit E. To the extent that any of the assets described on Exhibit E are held by Service Provider under a lease, license, or similar agreement, Service Provider shall use commercially reasonable efforts to maintain such leases, licenses, and other agreements in effect during the Term and the Transition Services Period and, if not previously assigned to Owner Group in accordance with Exhibit E, shall use reasonable efforts to assign such leases, license, and other agreements upon the termination of this Agreement. If Service Provider acquires any additional assets of the type described in Exhibit E that are used in relation to the Assets during the Term that were not paid for by the Owner Group as Owner Group Costs, if the Owner Group desires to have such assets transferred to it upon termination of this Agreement, Owner Group shall reimburse the Service Provider for the actual cost of such additional assets.

ARTICLE III.

PAYMENTS

3.1    Consideration.

(a)    Owner shall pay to Service Provider, (a) as the sole consideration for the Services provided by Service Provider, an amount equal to $23,563,531 per year during the Term and the Transition Services Period, prorated for any partial year in which the Services are provided (such amount, as modified from time to time pursuant to this Section 3.1, the “Services Fee”), plus (b) to the extent such costs and expenses have not been previously paid by Owner or out of Owner funds or otherwise reimbursed to Service Provider by Owner, reimbursement for all Owner Group Costs incurred by Service Provider in performing the Services, plus (c) any COPAS overhead fees related to the Assets operated by Owner Group that are received by Owner Group and any COPAS overhead fees payable directly by Owner Group under joint operating agreements applicable to the Assets operated by Owner Group (and for Assets operated by Owner Group not covered by a joint operating agreement, an amount equal to $8,500 per drilling well and $812 per producing well in the Austin Chalk producing area and $8,500 per drilling well and $844 per producing well in the Eagle Ford producing area, in both cases reduced to reflect Owner Group’s working interest, and as adjusted in accordance with COPAS MFI-47 (“Adjustment of Overhead Rates”)) (collectively, the “COPAS Payment”). Owner shall pay to Service Provider with respect to each Calendar Month during the Term and the Transition Services Period an amount equal to one-twelfth of the excess of the Services Fee over the sum of any amount incurred directly by the Owner Group for Asset-level insurance in accordance with Section 2.9, and any amount Owner is entitled to deduct in accordance with Section 2.1(e), prorated for any partial Calendar Year in which the Services are provided (such amount, the “Monthly Services Fee”).

(b)    If after the Closing Date the Owner Group acquires, directly or indirectly, in a transaction that is not a Specified Acquisition, a material amount of additional assets with respect to which Owner desires to have the Services performed or additional assets within the Designated Area (in which case Service Provider shall perform the Services in respect of such assets), then such assets shall upon their acquisition become Assets hereunder, and the Services Fee shall be increased by the Service Provider’s reasonable, good-faith estimate of the amount of all incremental costs to be incurred by Service Provider that are not Owner Group Costs arising from any increase in the headcount of the Dedicated Employees and Shared Employees reasonably required in order for the Services to be performed with respect to such additional Assets and any other incremental costs (other than Owner Group Costs) that are reasonably required to be incurred by Service Provider to provide Services with respect to such Assets. If the Owner Group disposes of a material amount of Assets after the Closing Date, then the Services Fee shall be decreased by the Service Provider’s reasonable, good-faith estimate of the amount of savings in costs (other than Owner Group Costs) incurred by Service Provider arising from any decrease in the headcount of the Dedicated Employees and Shared Employees that reasonably may be made as a result of the disposition of such Assets and any other decrease in such costs that are reasonably required to be incurred by Service Provider to provide Services as a result of not having to provide Services with respect to the Assets disposed of. Any such decrease in headcount of Dedicated Employees and/or Shared Employees shall be subject to the approval of Owner. Service Provider will provide the Owner Group with reasonable documentation supporting any increase or decrease to the Services Fee pursuant to this Section 3.1(b) and an opportunity to review and audit such adjustments. If after the Closing Date the Owner Group consummates a Specified Acquisition, and the Owner desires to have the Services performed with respect to the assets that were acquired in such Specified Acquisition, the Service Provider will not be required to provide the Services with respect to such assets unless the Service Provider and the Owner mutually agree on an appropriate increase in the Services Fee to cover the Service Provider’s incremental costs that are not Owner Group Costs that Service Provider would incur in the performance of the Services with respect to such Assets. “Specified Acquisition” means the acquisition, directly or indirectly, of oil and gas properties and related assets if (a) the total value of the acquisition is greater than $1,000,000,000 or (b) the majority of the oil and gas properties acquired are outside of the Austin Chalk and Eagle Ford producing areas in South Texas.

(c)    If after the Closing Date the Owner Group increases the rig count attributable to the Assets above the levels specified in the initial Development Plan and Budget, the Services Fee shall be increased by the Service Provider’s reasonable, good-faith estimate of the amount of all incremental costs to be incurred by Service Provider that are not Owner Group Costs arising from any increase in the headcount of the Dedicated Employees and Shared Employees reasonably required as a result of such increase, taking into account the additional COPAS Payments that will be received by Service Provider as a result of the increase and which might result in double-recovery of costs by Service Provider. If, after an increase of the Services Fee pursuant to the foregoing, there is a decrease in the rig count attributable to the Assets, the Services Fee shall be reduced by the Service Provider’s reasonable, good faith estimate of the reduction in costs to be realized by Service Provider that are not Owner Group Costs arising from any decrease in the headcount of the Dedicated Employees and Shared Employees reasonably resulting from such decrease; provided, however, that such decrease shall not cause the Services Fee to drop below the amount of the Services Fee as of the Closing Date.

(d)    Service Provider will be entitled to keep, receive and retain all COPAS overhead fees received by Service Provider in relation to the Assets operated by Owner Group.

3.2    Payment Terms.

(a)    No later than the thirtieth (30th) day of each Calendar Month, Service Provider shall deliver to Owner a monthly statement (each, a “Monthly Statement”) setting forth (i) the Monthly Services Fee for the preceding Calendar Month, (ii) an itemized list of Owner Group Costs not paid directly from Owner Group funds that were incurred by Service Provider during the applicable Accounting Month, and (iii) the COPAS Payment for the applicable Accounting Month. Service Provider shall provide to Owner such documentation as Owner may reasonably request to support each such Monthly Statement. Subject to Section 3.2(b), Owner shall pay to Service Provider the amount reflected in such Monthly Statement not later than the 30th day after the receipt of such Monthly Statement.

(b)    If Owner disputes in good faith all or any portion of any Monthly Statement delivered by Service Provider pursuant to this Agreement, Owner may deliver written notice of such dispute to Service Provider, setting forth in reasonable detail the reasons for such dispute. Notwithstanding the delivery of any such written notice of dispute, Owner shall pay, if applicable, to Service Provider the undisputed portions of such Monthly Statement in accordance with the terms of this Agreement. If it is determined by the Parties or otherwise that any amount is owed by either Party to the other Party hereunder, then the owing Party shall promptly (but in any event within five (5) Business Days after such determination) reimburse the other Party such amount.

(c)    All payments shall be made by wire transfer of immediately available funds, to the account (or accounts) designated by the Person entitled to receipt of such payment.

3.3    Owner Group Financial Responsibility. The Owner Group shall be ultimately responsible for the payment (either directly or via reimbursement of the Service Provider) for the following costs (“Owner Group Costs”):

(a)	costs of performing the Excluded Services;

(b)

direct expenses incurred in the operation of the Owner Group’s business in connection with the Assets, or in the operation of the Assets, that Service Provider has historically allocated to direct asset expenses, as long as such expenses are customarily treated as direct asset expenses under GAAP and COPAS accounting procedures, but excluding all costs and expenses attributable to the compensation, benefits, or other costs and expenses attributable to the Dedicated Employees that are not field-level Dedicated Employees;

(c)	capital expenditures attributable to the Assets incurred in connection with the Development Plan and Budget;

(d)	taxes (other than taxes of Service Provider);

(e)	royalties and costs payable to Third Parties in gathering, treating, processing, transporting and marketing Hydrocarbons from the Assets;

(f)	third-party costs (and incremental internal costs of Service Provider incurred with the approval of Owner) of establishing and implementing the accounts and systems required under Section 2.12;

(g)	other items agreed by Owner and Service Provider to be Owner Group Costs.

3.4    Maintenance of Accounts and Records.

(a)    Service Provider shall maintain on behalf of the Owner Group all Records and other records, books, accounts, files, data, and other information that are required hereunder to be maintained by the Service Provider (other than the books and records of Service Provider referred to in Section 3.5) (such records, books, accounts, files, data, and other information, the “Owner Records and Data”). All Owner Records and Data maintained in electronic form shall be logically separate from all electronic records and data of Service Provider and its Affiliates. Service Provider shall ensure that no Persons other than authorized Persons will be able to access such Owner Records and Data, with the Persons so authorized being only those Persons for which access is reasonably necessary for the performance of the Services. Service Provider shall ensure that Owner Group and its representatives have reasonable access to all Owner Records and Data (including all Owner Records and Data maintained in electronic form), in the case of physical records during reasonable business hours physically at the location at which such books and records are maintained, in each case to the greatest extent practicable as if such Owner Records and Data were maintained by Owner on its own behalf. All such Owner Records and Data shall be the property of the Owner Group and shall be delivered to Owner at Service Provider’s cost at the end of the Term and any Transition Services Period, together with the information systems on which electronic Owner Records and Data are maintained, including copies of all databases and other system applications in which such Owner Records and Data are maintained.

(b)    Service Provider shall maintain, separately and in accordance with GAAP, on behalf of the Owner Group, as Owner Records and Data, complete and accurate books of account and financial records reflecting the results of operations of the Owner Group relating to the Assets, including (a) complete and accurate accounts and records of all Owner Group Costs and all other expenses, costs, and liabilities accrued or incurred by or on behalf of the Owner, including all Asset Taxes and Burdens paid on Hydrocarbons in connection with the Assets, and (b) complete and accurate accounts and records of all revenues accrued, invoiced, and/or received by Owner in connection with the Assets. Service Provider shall, at the request of the Owner Group, carry out or cause to be carried out an annual Asset-level audit of such books and records and shall assist Owner and its representatives in connection with the preparation by Owner of the Owner Group audited financial statements. Service Provider shall provide to Owner Group an annual service organization control report (“Annual SOC Report”) for the benefit of Owner Group. Owner Group shall pay all fees and other amounts payable to the SOC Service Provider and shall pay Service Provider for the personnel costs actually incurred by Service Provider for one Service Provider employee (not already a Dedicated Employee or Shared Employee) while such employee is dedicated to overseeing the Annual SOC Report and interfacing with the SOC Service Provider.

Owner in its reasonable discretion shall specify the scope and content of each Annual SOC Report, to be provided to its financial statement auditors, and the service provider (the “SOC Service Provider”) that will be retained to prepare each Annual SOC Report, and Service Provider will retain the SOC Service Provider. Service Provider shall maintain any operations-related information that normally would be included as part of such accounting documentation, including invoices, operating and maintenance records, volumes of production, price received for hydrocarbon sales, lease operating expenses, processing charges, gathering and transportation expenses, cash collections, cash payments and property tax allocations.

3.5    Taxes. Service Provider shall be responsible for all (i) income taxes resulting from amounts paid or payable to it under this Agreement, (ii) employment taxes and social security payments relating to its own employees, and (iii) all other taxes incurred by Service Provider that do not constitute Owner Group Costs. For the avoidance of doubt, Service Provider, and not Owner, shall treat the providers of services under this Agreement as employees for tax purposes.

3.6    Service Provider Records; Audit.

(a)    Service Provider shall maintain complete and accurate books and records of its activities in connection with the performance of the Services, including any Owner Group Costs actually paid by Service Provider from its own funds. Service Provider shall retain all such books and records for a period of not less than two (2) Calendar Years following the end of the Calendar Year in which the Services are performed (the “Audit Period”) or any longer period if required by Law, including any statutory IRS audit period applicable to Owner Group.

(b)     Upon not less than ten (10) Business Days’ prior written notice to Service Provider during the Audit Period for any particular Calendar Year, Owner shall have the right to audit Service Provider’s books and records for the Calendar Year to which the Audit Period applies, and the costs charged to Owner in that Calendar Year. The cost of each such audit shall be borne by Owner; provided, that, if any material amounts are determined to be owed by Service Provider to Owner as a result of such audit, then Service Provider shall reimburse Owner for such cost of audit. Unless otherwise mutually agreed, any audit shall be conducted at the principal office of Service Provider.

(c)    Owner may request information prior to the commencement of the audit, and Service Provider shall, to the extent available, provide the information requested as soon as practical in order to facilitate the forthcoming audit. The Service Provider will, to the extent practicable, provide the information in electronic format or hard copy within ten (10) Business Days after the written request.

(d)    In the event Owner discovers any discrepancies as a result of any audit performed hereunder, Owner may prepare and distribute a written report to Service Provider setting forth in reasonable detail such discrepancies. The Service Provider shall reply to the report in writing as soon as practical and in any event no later than thirty (30) days after delivery of the report. At the conclusion of an audit, Service Provider and Owner shall endeavor to promptly settle any outstanding matters.

(e)     All adjustments resulting from an audit which are agreed to by Service Provider and Owner shall be reflected promptly in Service Provider’s books and records and in the books and records of Owner maintained by Service Provider. If any dispute shall arise in connection with an audit and no settlement can be reached by the Parties as provided in Section 3.6(d), within sixty (60) days after Owner delivers a written report pursuant to Section 3.6(d), unless otherwise agreed by the Parties, the dispute shall be resolved in accordance with the dispute resolution provisions in Section 3.7.

3.7    Disputed Charges. Owner may, during the Audit Period for any particular Calendar Year, take written exception to any invoice rendered by Service Provider for any expenditure or any part thereof charged to Owner in that Calendar Year, on the ground that the same was not a cost incurred by Service Provider for which Service Provider is entitled to reimbursement pursuant to this Agreement. If the amount as to which such written exception is taken or any part thereof is ultimately determined to be a cost for which Service Provider is not entitled to reimbursement pursuant to this Agreement, such amount or portion thereof (as the case may be) shall be paid by Service Provider to Owner together with interest at the Agreed Rate.

ARTICLE IV.

TERM; TERMINATION

4.1    Term. This Agreement will commence on the Closing Date, and, unless earlier terminated in accordance with Section 4.2, will remain in effect for a period of five (5) years from the Closing Date (the “Initial Term”), and shall continue in effect thereafter for consecutive one-year renewal terms (each, a “Renewal Term”) unless terminated at the end of the Initial Term or any Renewal Term by either Owner or Service Provider by at least 90 days’ prior notice (the period from the Closing Date until the date on which is Agreement terminates, the “Term”).

4.2    Termination. This Agreement may also be terminated as follows:

(a)    On the ninetieth (90th) day following written notice (a “Termination Notice”) by either Owner or Service Provider to the other; provided that (i) neither Party may deliver a Termination Notice until after the second anniversary of the Closing Date and (ii) any Party delivering a Termination Notice shall have the right to withdraw such Termination Notice at any time prior to the ninetieth (90th) day following the delivery of such Termination Notice;

(b)    Automatically upon written notice by either Owner or Service Provider to the other, upon (i) a Change of Control of the Owner Group or (ii) a sale by the Owner Group of all or substantially all of the Assets (directly or indirectly, whether through an asset transaction or an equity transaction and whether through one transaction or a series of transactions), other than any such sale to any of its Affiliates, subsidiaries, parents, stockholders, members or other interest holders;

(c)    Automatically upon written notice by Owner to Service Provider after the first anniversary of the Closing Date if the board of directors of Parent by unanimous vote of its members (excluding any member of the board that is an Affiliate of Service Provider or is appointed or designated by or employed by Service Provider or any of its Affiliates) makes a good-faith determination that Service Provider has failed to satisfactorily perform the Services (a “Performance Termination”);

(d)    Automatically upon written notice by Owner to Service Provider,

(i)	upon any Material HSE Event;

(ii)

if in any six (6) month period, three (3) or more Key Persons are no longer employed by Service Provider or its Affiliates and devoting that portion of their time required by Section 2.6(b) to providing Services; provided that any Key Person that has been replaced, with the consent of Owner, by another employee of substantially equal experience and expertise shall not count toward the three (3) Key Person threshold;

(iii)

if in any six (6) month period, more than fifty percent (50%) of the Dedicated Employees are no longer employed by Service Provider or its Affiliates and devoting substantially all of their business time to providing Services;

(iv)	upon Service Provider asserting a Force Majeure Event for more than forty-five (45) consecutive days or more than ninety (90) days in any three hundred sixty-five (365) day period;

(v)	upon a Change of Control resulting in John Walker and other Key Persons collectively not controlling Service Provider; or

(vi)	upon a Bankruptcy of Service Provider;

(e)    Automatically upon written notice by Owner to Service Provider, upon a material default or breach by Service Provider or any of its Affiliates of this Agreement or the Non-Compete Agreement, which has not resulted solely from the breach by Owner Group of any of its obligations under this Agreement, if:

(i)    such material default or breach is capable of being cured and does not arise from the gross negligence, willful misconduct or fraud of the Service Provider or its Affiliates, and such material default or breach is not cured within thirty (30) days after delivery by Owner to Service Provider or its Affiliates of written notice of such material default or breach;

(ii)    such material default or breach is not capable of being cured or arises from the gross negligence, willful misconduct or fraud of the Service Provider or its Affiliates.

(f)    Automatically upon written notice by Service Provider to Owner, upon a material default or breach of this Agreement, if (i) such material default or default is not cured within thirty (30) days after delivery by Service Provider to Owner of written notice of such material default or breach and (ii) such material default of breach has not resulted from the actions or inactions of Service Provider;

4.3    Effect of Termination. The terms of Section 3.6, this Section 4.3, Section 4.4, Article VII, Article X and Annex A shall survive any termination of this Agreement. The termination of this Agreement shall not relieve either Party of any liability or obligation accruing or that had accrued prior to the Termination Effective Date (including any Service Provider’s right to receive any amounts payable under Article III that have accrued prior to the date of termination) or deprive a Party not in breach of its rights to any remedy otherwise available to such Party. Upon the Termination Effective Date, to the extent not previously done, Service Provider shall (a) assign to Owner all Applicable Contracts entered into in connection with Service Provider’s performance of the Services pursuant to the terms of this Agreement, (b) assign and transfer all Assets in Service Provider’s or its Affiliates possession (including any permits or other Surface Contracts with respect to the Assets) to the Owner Group, and (c) promptly deliver to Owner all Owner Records and Data.

4.4    Transition Period. Notwithstanding anything to the contrary in this Agreement, in addition to Service Provider’s obligations under Section 4.3, the Service Provider shall, during the Transition Services Period, continue to provide Services in accordance with this Agreement, and pursuant to the terms of this Agreement, and upon request from Owner will reasonably cooperate with Owner in the transition of such Services to the Owner Group or a new service provider specified by Owner. The “Transition Services Period” shall be the period beginning on the Termination Effective Date and ending upon the nine-month anniversary of the Termination Effective Date; provided that, in the case of a termination pursuant to Section 4.1, Section 4.2(d), Section 4.2(e), or Section 4.2(f), or a termination pursuant to Section 4.2(a), Section 4.2(b), or Section 4.2(c), where, during the Transition Services Period, instances arise that would allow Owner to have terminated this Agreement pursuant to Section 4.2(d) or Section 4.2(e) had this Agreement still been in effect at such time, Owner may elect (by written notice to Service Provider) to terminate the Transition Services Period effective upon the date specified in such notice, which shall be at least 30 days after the date of such notice.

4.5    Performance Termination Fee. In the event of a Performance Termination, in addition to the payment of the Services Fee during the Transition Services Period and all other amounts payable to Services Provider under this Agreement, Owner will pay to Service Provider a lump-sum termination fee of $17,500,000 upon the termination of the Transition Services Period.

ARTICLE V.

MARKETING OF PRODUCTION

5.1    Marketing Services.

(a)    In providing marketing services under this Agreement, Service Provider shall (i) use commercially reasonable efforts to sell and market production from the Assets for the best available price, (ii) ensure that the Owner Group’s share of production from the Assets will be subject to the same (or better) prices and the same terms as are applicable to Service Provider and its Affiliates and (iii) perform such services as a Reasonable and Prudent Service Provider in accordance with prevailing industry standards and customs.

(b)    Title to all Hydrocarbon production from the Assets will remain in the Owner Group at all times until such time as title to such production is required to be transferred to the purchasing Third Party counterparty under the terms of the applicable gathering, processing, fractionation, transportation, or marketing contracts, including the Existing Arrangements. Service Provider acknowledges and agrees that all funds and revenues received by Service Provider for the Owner Group’s production from the Assets shall remain the sole property of the Owner Group.

(c)    As requested by Service Provider from time to time, the Owner Group will reasonably cooperate and coordinate with Service Provider in order to permit Service Provider to provide marketing services with respect to the Assets; provided, however, the Owner Group shall not be required to take or consent to any action that requires the Owner Group’s consent under Exhibit B.

(d)    Service Provider shall direct all Third Parties to deliver all the Owner Group’s proceeds from the Assets directly to accounts that are owned and controlled by the Owner Group.

(e)    Service Provider shall promptly upon receipt or preparation provide to Owner all reports, notices and information prepared in the ordinary course of business by Service Provider (as such reports and information are produced or compiled) relating to the marketing services provided pursuant to this Agreement.

ARTICLE VI.

FORCE MAJEURE

6.1    Excused Performance. A Party shall not be responsible or liable for, or deemed in breach of, this Agreement for any delay or failure in the performance of its obligations under this Agreement (other than obligations to pay amounts owing under this Agreement) to the extent such performance is prevented by a Force Majeure Event; provided, that (a) the affected Party gives the other Party prompt written notice describing the particulars of the Force Majeure Event and the proposed cure; (b) the suspension of performance is of no greater scope and of no longer duration than is reasonably attributable to the Force Majeure Event; (c) the affected Party uses commercially reasonable efforts to remedy its inability to perform its obligations under this Agreement or the Force Majeure Event (which efforts shall not require settlement of any labor or similar dispute on terms not acceptable to the Party claiming the Force Majeure Event); and (d) when the affected Party is able to resume performance of its obligations under this Agreement, that Party shall give the other Party written notice to that effect.

6.2    No Preclusion. The existence of a Force Majeure Event shall not relieve any Party of (a) any of its payment obligations under this Agreement, or (b) any other obligation under this Agreement to the extent that performance of such other obligation is not precluded by such Force Majeure Event.

6.3    Limitations on Effect of Force Majeure. In no event will any delay or failure of performance caused by a Force Majeure Event extend this Agreement beyond its Term.

ARTICLE VII.

INDEMNITIES

7.1    Service Provider Indemnity. Service Provider hereby releases, indemnifies, defends and holds harmless Owner and the other Owner Indemnified Parties from and against any and all Liabilities (a) to the extent attributable to or arising out of the gross negligence or willful misconduct of any Service Provider Indemnified Parties or (b) for personal injury, illness, or death of or damage to and loss of property (whether real or personal, owned or leased) incurred or suffered by any Service Provider Indemnified Party as a result of, relating to or arising out of, any Service Provider’s or any other of the Service Provider Indemnified Parties’ performance of the Services hereunder, REGARDLESS OF WHETHER SUCH LIABILITIES ARE THE RESULT OF (IN WHOLE OR IN PART) THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OTHER FAULT OR THE VIOLATION OF LAW, IN EACH CASE, OF OR BY ANY OWNER INDEMNIFIED PARTY, EXCEPT (IN EACH CASE) TO THE EXTENT SUCH LIABILITIES ARE A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY OWNER INDEMNIFIED PARTY. Owner must give Service Provider written notice of any claim under this Section 7.1 on or before the date that is 24 Months counted from and after the end of the Term and any Transition Services Period (excluding such month in which the Term or the Transition Services Period ends, as applicable), after which no claim may be made against Service Provider by Owner or any Owner Indemnified Party under Section 7.1(a) and/or Section 7.1(b).

7.2    Owner Indemnity. Owner hereby releases, indemnifies, defends and holds harmless Service Provider and the other Service Provider Indemnified Parties from and against any and all Liabilities (a) to the extent attributable to or arising out of the gross negligence or willful misconduct of any Owner Indemnified Party or (b) for personal injury, illness, or death of or damage to or loss of property (whether real or personal, owned or leased) incurred or suffered by any Owner Indemnified Party as a result of, relating to or arising out of, any Service Provider’s or any other of the Service Provider Indemnified Parties’ performance of the Services hereunder, REGARDLESS OF WHETHER SUCH LIABILITIES ARE THE RESULT OF (IN WHOLE OR IN PART) THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OTHER FAULT OR THE VIOLATION OF LAW, IN EACH CASE, OF OR BY ANY SERVICE PROVIDER, EXCEPT (IN EACH CASE) TO THE EXTENT SUCH LIABILITIES ARE A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SERVICE PROVIDER INDEMNIFIED PARTY. Service Provider must give Owner written notice of any claim under this Section 7.2 on or before the date that is 24 Months counted from and after the end of the Term or any Transition Services Period (excluding such month in which the term or the Transition Services Period ends, as applicable), after which no claim may be made against Service Provider by Owner or any Owner Indemnified Party under Section 7.2(a) and/or Section 7.2(b).

7.3    DISCLAIMERS. Notwithstanding any other term of this Agreement to the contrary, except as provided in Article IX, SERVICE PROVIDER makes no and disclaims any other representations and warranties, express, implied or statutory, with respect to the performance or results of the Services. OWNER, ON BEHALF OF ITSELF AND ITS AFFILIATES ACKNOWLEDGES AND AGREES THAT SERVICE PROVIDER SHALL HAVE NO LIABILITY TO OWNER IN CONNECTION WITH ANY DECISIONS MADE OR ACTIONS TAKEN BY OWNER IN RELIANCE UPON ANY INFORMATION OR ADVICE PROVIDED BY SERVICE PROVIDER HEREUNDER, SUCH DECISIONS BEING MADE OR ACTIONS TAKEN AT OWNER’S SOLE RISK.

7.4    Disclaimer of Application of Anti-Indemnity Statutes. The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement or the transactions contemplated hereby or thereby.

ARTICLE VIII.

NON-SOLICITATION

8.1    Non-Solicitation. The Owner Group shall not hire or attempt to employ any of Service Provider’s or EnerVest, Ltd.’s personnel that are employed at Service Provider’s or EnerVest, Ltd.’s Houston corporate office during the Term of this Agreement and for a period of ninety (90) days after the expiration of the Transition Service Period; provided, that the non-solicitation restriction in this Article VIII shall not apply in the event an employee of Service Provider or EnerVest, Ltd. or Affiliates of Service Provider contacts any member of the Owner Group regarding employment in response to an advertisement identifying employment opportunities or if an employee of Service Provider, EnerVest, Ltd. or Affiliates of Service Provider contacts any member of the Owner Group without having been solicited.

ARTICLE IX.

REPRESENTATIONS AND WARRANTIES; OTHER COVENANTS AND

RESPONSIBILITIES

9.1    Representations and Warranties. Each of Parent and Owner represents and warrants to Service Provider, and Service Provider represents and warrants to Parent and Owner, as follows:

(a)    Organization, Good Standing, Etc. Such Party is a limited liability company, corporation or other legal entity, that has been duly formed, validly existing and in good standing under the laws of the State of Delaware, and each duly qualified and/or licensed to the extent and as may be required by applicable Law, and in good standing in such State.

(b)    Authority; Enforceable Agreement. Such Party has taken all necessary action to authorize the execution, delivery and performance of this Agreement and has adequate power, authority and legal right to enter into, execute, deliver and perform this Agreement. This Agreement is legal, valid and binding with respect to such Party and is enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally.

(c)    Legal Requirements. Such Party has, or before commencing activities in any State or other jurisdiction will have, all requisite power, approvals, authorizations, consents, licenses, orders, franchises, rights, registrations and permits of all Governmental Authorities of such State or other jurisdiction (i) in the case of Owner Group, required to carry out its business relating to the Assets and (ii) in the case of Service Provider, required for Service Provider to provide the Services in such jurisdiction; each of the foregoing is or will be in full force and effect and has been duly and validly issued; and at the time Services are performed, such Party will be in compliance in all material respects with all terms and conditions of each of the foregoing.

(d)    No Consent. No permit, consent, approval, authorization or order of, and no notice to or filing with, any Governmental Authority or Third Party is required in connection with the execution, delivery or performance by such Party of this Agreement or to consummate any transactions contemplated hereby.

(e)    No Conflict. The execution, delivery, and performance by such Party of this Agreement and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach of any provisions of the organizational documents of such Party, (ii) subject, in the case of Owner and Parent, to the accuracy of Service Provider’s representations and warranties in Section 9.3(b), result in a default or the creation of any material encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, contract or agreement to which such Party is a party, (iii) violate in any material respect any judgment, order, ruling, regulation, or decree applicable to such Party as a party in interest, or (iv) violate any Law applicable to such Party.

9.2    Additional Owner Group Representations. Owner represents and warrants to Service Provider that it is sophisticated in the ownership and evaluation of oil and gas properties, and it shall exercise its own independent analysis and evaluation of operations as may be proposed by Service Provider. Owner has access to and, as necessary, shall seek the advice of its own legal, tax, economic, insurance, environmental, technical, engineering, operations, geological and geophysical advisors.

9.3    Additional Service Provider Representations. Service Provider represents and warrants to Owner and Parent that:

(a)    except as set out in Schedule 9.3(a), neither Service Provider or any Affiliate of Service Provider has agreed to provide services (including services substantially similar to the Services) to any Third Party;

(b)    all Dedicated Employees and Shared Employees are directly employed by Service Provider or by EnerVest Employee Services, L.L.C. (a Delaware limited liability company) and Service Provider has the right to utilize Dedicated Employees and Shared Employees employed by EnerVest Employee Services, L.L.C.;

(c)    Service Provider or EnerVest, Ltd. owns and has title to or has in its own name a valid leasehold interest in or a valid license to use all facilities, equipment, computer hardware, software, and other property and assets necessary for the performance of the Services and Service Provider has the right to utilize all of the foregoing in connection with the performance of the Services (in each case other than the Field Facilities and Equipment owned by Owner Group and in each case except to the extent that Service Provider loses such right as a result of the transactions contemplated hereby) and is a party to all contracts with Third Parties under which Third Parties will perform any of the Services,;

(d)    The 2017 COPAS overhead for the Owner Group interest in the oil and gas properties included in the Assets was $6,910,552 and the 2017 COPAS overhead for the other joint interest owners in such assets was $4,192,936.

(e)    the execution, delivery, and performance by Parent and Owner of this Agreement and the consummation of the transactions contemplated herein will not result in a default or the creation of any material encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any of the “Contracts” (as defined in the Transaction Agreements).

9.4    Service Provider Responsibilities.

(a)    Books and Records. Service Provider shall keep and maintain proper and complete books and records of all matters pertaining to performance of the Services. Owner shall have the right to (1) reasonably consult from time to time with the independent accountants and advisors of Service Provider regarding Service Provider’s performance of the Services; (2) reasonably consult from time to time at reasonable times and following reasonable notice, with management of Service Provider at their respective places of business regarding performance of the Services, so long as such consultation does not unreasonably interfere with the operation of the business of Service Provider; and (3) consult with any other personnel of Service Provider or to inspect any of the properties or assets of Service Provider utilized in Service Provider’s performance of the Services.

(b)    Financial Information. Service Provider shall provide to Owner prompt notice of any event that would reasonably be expected to have a material effect on Service Provider’s financial condition, business or operations. Service Provider shall assist Owner in the preparation of Owner’s financial statements and required public disclosures.

ARTICLE X.

MISCELLANEOUS

10.1    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or email scan transmission shall be deemed an original signature hereto.

10.2    Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by electronic mail transmission (provided that the acknowledgment of the receipt of such electronic mail is requested and received, excluding automatic receipts, with the receiving Person affirmatively obligated to promptly acknowledge receipt) addressed to Service Provider or Owner, as appropriate, at the address for such Person shown below or at such other address as Service Provider or Owner shall have theretofore designated by written notice delivered to the other Parties:

If to Service Provider:

EnerVest Operating, L.L.C.

1001 Fannin, Suite 800

Houston, Texas 77002

Attention: Andy West

Email: awest@enervest.com

With a copy to (which shall not constitute notice):

EnerVest Operating, L.L.C.

1001 Fannin, Suite 800

Houston, Texas 77002

Attention: Philip Berry

Email: pberry@enervest.com

If to Owner:

TPG Pace Energy Holdings Corp.

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

Attention: Jerry Neugebauer

Email: GNeugebauer@tpg.com

With a copy to (which shall not constitute notice):

Vinson & Elkins LLP

1001 Fannin, Suite 2500

Houston, Texas 77002

Attention: Keith Fullenweider

Email:    kfullenweider@velaw.com

and

Vinson & Elkins LLP

2001 Ross Avenue, Suite 3700

Dallas, Texas 75201

Attention: John Grand

Email: jgrand@velaw.com

Any notice given in accordance herewith shall be deemed to have been given only when delivered to the addressee in person, or by courier, during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). Service Provider or Owner may change the address to which such communications are to be addressed by giving written notice to the other Party in the manner provided in this Section 10.2.

10.3    Governing Law; Venue.

(a)     THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RIGHTS, DUTIES, AND RELATIONSHIP OF THE PARTIES HERETO AND THERETO, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.

(b)    THE PARTIES AGREE THAT THE APPROPRIATE, EXCLUSIVE, AND CONVENIENT FORUM FOR ANY DISPUTES BETWEEN ANY OF THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT (OTHER THAN TO THE EXTENT SET FORTH IN SECTION 10.18) OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE IN ANY STATE OR FEDERAL COURT IN HOUSTON, TEXAS AND EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS SOLELY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT (OTHER THAN TO THE EXTENT SET FORTH IN SECTION 10.18). THE PARTIES FURTHER AGREE THAT THE PARTIES SHALL NOT BRING SUIT WITH RESPECT TO ANY DISPUTES ARISING OUT OF THIS AGREEMENT (OTHER THAN TO THE EXTENT SET FORTH IN SECTION 10.18) OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY COURT OR JURISDICTION OTHER THAN THE ABOVE SPECIFIED COURTS. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT A FINAL AND NONAPPEALABLE JUDGMENT AGAINST A PARTY IN ANY ACTION OR PROCEEDING CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT.

(c)    TO THE EXTENT THAT ANY PARTY OR ANY OF ITS AFFILIATES HAS ACQUIRED, OR HEREAFTER MAY ACQUIRE, ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION, OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES) HEREBY IRREVOCABLY (I) WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS WITH RESPECT TO THIS AGREEMENT AND (II) SUBMITS TO THE PERSONAL JURISDICTION OF ANY COURT DESCRIBED IN SECTION 10.3(b).

(d)    THE PARTIES AGREE THAT THEY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION AGREEMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

10.4    Non-Compensatory Damages. NONE OF THE PARTIES SHALL BE ENTITLED TO RECOVER ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES OR DAMAGES FOR LOST PROFITS OF ANY KIND (OTHER THAN, IN EACH CASE, REASONABLY FORESEEABLE CONSEQUENTIAL DAMAGES CUSTOMARILY AVAILABLE AS DIRECT DAMAGES WITH RESPECT TO COMMON LAW CONTRACTUAL DAMAGES CLAIMS) ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING OF SUCH DAMAGES) TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION. SUBJECT TO THE PRECEDING SENTENCE, OWNER AND SERVICE PROVIDER WAIVE ANY RIGHT TO RECOVER ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES OR DAMAGES FOR LOST PROFITS OF ANY KIND (OTHER THAN, IN EACH CASE, REASONABLY FORESEEABLE CONSEQUENTIAL DAMAGES CUSTOMARILY AVAILABLE AS DIRECT DAMAGES WITH RESPECT TO COMMON LAW CONTRACTUAL DAMAGES CLAIMS), ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING OF SUCH DAMAGES) TO A THIRD PARTY.

10.5    Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of Service Provider and Owner, or their respective officers, employees, agents or representatives or any failure by Service Provider and Owner to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Person at a later time to enforce the performance of such provision. No waiver by Service Provider and Owner of any condition or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. The rights of Service Provider and Owner under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

10.6    Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the Services and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

10.7    Amendment. This Agreement may be amended only by an instrument in writing executed by all Parties.

10.8    Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than Owner and Service Provider and their respective successors and permitted assigns, or the Owner Indemnified Parties and the Service Provider Indemnified Parties (but only to the extent set out in Section 7.1 and Section 7.2, respectively), any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided, that only a Party and its respective successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any Owner Indemnified Party or Service Provider Indemnified Party (but shall not be obligated to do so).

10.9    Successors and Permitted Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

10.10    Assignment. No Party may assign (directly or indirectly, including by merger, consolidation, equity sale or otherwise, but excluding a Change of Control of either Party or any transaction involving the securities of any Party or any of its Affiliates that have publicly traded securities) this Agreement or its obligation or duties hereunder (except as expressly provided for herein) without the prior written consent of the other Party; provided, however, Owner may assign this Agreement to any Affiliate of Owner who then owns (or concurrently with the assignment of this Agreement will own) a portion of the Assets without Service Provider’s prior written consent, without relieving Owner from any of its obligations or Liabilities hereunder; and further provided that such Affiliate remains an Affiliate of Owner. Each Party acknowledges that the Services to be provided by Service Provider hereunder are unique personal services and that the entry of Owner into this Agreement is based on a special relationship with Service Provider and the unique qualities and abilities of Service Provider.

10.11    Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Party shall execute and deliver all such future instruments and take such other further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the Parties as expressed herein.

10.12    Preparation of Agreement. Each of the Parties and their respective counsels participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

10.13    Severability. If any term or provision of this Agreement is determined to be invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon a determination that any term or provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

10.14    No Recourse. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any current or former stockholder, member, partner, owner, director, manager, officer, employee, agent or representative of Service Provider or of Owner.

10.15    Interpretation. All references in this Agreement to Articles, Sections, subsections and other subdivisions refer to the corresponding Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement”, “herein”, “hereby”, “hereunder” and “hereof”, and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article”, “this Section”, and “this subsection”, and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “including” (in its various forms) means including without limitation. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any Law or agreement shall mean such Law or agreement as it may be amended from time to time.

10.16    Confidentiality.

(a)    Service Provider agrees that all information relating to the Assets or the business and finances of the Owner Group that is disclosed to Service Provider or that it obtains or develops in performing the Services, including all Owner Records and Data, is “Confidential Information” hereunder, shall be kept strictly confidential and shall not be disclosed at any time during the Term and any Transition Services Period and for a period of two years thereafter to any Person that is not a Party without Owner’s consent and shall not be used for any purpose other than the performance of the Services, except that Confidential Information may be disclosed:

(i)    To the extent and only to the extent reasonably necessary for the performance of the Services, to Affiliates of the Service Provider and its and their directors, officers, managers, employees, members, partners, agents and authorized representatives (including attorneys, accountants, and consultants) (“Representatives”), provided that such Representatives need to know such Confidential Information for purposes of performing the Services and agree to be or are otherwise bound by the Service Provider’s obligations under this Section 10.16, and provided that Service Provider shall be liable hereunder for any breach of such obligations by any of its Representatives;

(ii)    to the extent that such Confidential Information is required to be furnished in compliance with any applicable laws, rules, or regulations, or pursuant to any legal proceedings or because of any order of any court binding upon Service Provider (provided that Service Provider shall (A) first give written notice of the intended disclosure to Owner as soon as practicable; (B) consult with Owner on the advisability of taking steps to resist or narrow the disclosure of Confidential Information; and (C) if disclosure is required or deemed advisable, cooperate with Owner in attempting to obtain an order or other reliable assurance that confidential treatment will be accorded to designated portions of the Confidential Information, or that the Confidential Information will otherwise be held in the strictest confidence to the fullest extent permitted under the laws, rules or regulations of any applicable Governmental Authority);

(iii)    to the extent that such Confidential Information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over Service Provider, or its Affiliates;

(iv)    any data or information which, through no fault of Service Provider and without breach of any duty of confidentiality owed to Owner, becomes a part of the public domain (provided that information is not considered to be in the public domain for purposes of this Agreement unless it is lawfully available to the general public from a single source without restriction on its use or disclosure, and provided further that specific information is not considered to be in the public domain if only a general embodiment or description of such information is available in the public domain); or

(v)    data and information customarily provided to unaffiliated third parties owning interests in the Assets under joint operating agreements.

(b)    Service Provider acknowledges that the unauthorized disclosure or use of Confidential Information could cause irreparable harm and significant injury, the precise measure of which would be difficult to ascertain. Accordingly, Owner will be entitled to seek specific performance and injunctive or other equitable relief, without bond, as a remedy for any such breach or threatened breach, in addition to all other rights and remedies that Owner may have.

10.17    Publicity. Without prior written consent of Owner, Service Provider will not issue, or permit any agent or Affiliate of Service Provider to issue, any press releases or otherwise make, or cause any agent or Affiliate to make, any public statements with respect to this Agreement, any Confidential Information or the activities contemplated hereby. Without the prior written consent of Service Provider, Owner will not issue, or permit any agent or Affiliate of Owner to issue, any press releases or otherwise make, or cause any agent or Affiliate to make, any public statements with respect to this Agreement, the terms of this Agreement, any confidential or proprietary information of Service Provider (including the amount of the Services Fee), or the activities contemplated hereby.

10.18    Performance Dispute Resolution. Service Provider, may, upon notice to Owner, dispute a claim pursuant to Section 2.1(e) that Service Provider has failed, or is unable, to perform any of the Services, or that Service Provider has not cured such failure or inability, by submitting the matter to arbitration in accordance with this Section 10.18. Within ten (10) Business Days of a matter being submitted to arbitration by Service Provider in accordance with the preceding sentence, each of Service Provider and Owner shall (i) summarize their position with regard to such dispute in a written document of twenty (20) pages or less and (ii) submit such summaries to an arbitrator as selected by mutual agreement of the Parties (the “Arbitrator”), together with the applicable notice and any other documentation such party may desire to submit. If the Parties cannot agree on an Arbitrator within ten (10) Business Days after Service Provider’s election to submit such matters to arbitration under this Section 10.18, then either Service Provider or Owner may request the Houston, Texas office of the American Arbitration Association (“AAA”) (or, if there is no such office, the office of the AAA serving Houston, Texas) to select the Arbitrator. Within ten (10) Business Days after receiving the Parties’ respective submissions, the Arbitrator shall render a decision choosing either Service Provider’s position or Owner’s position with respect to the matter submitted to arbitration, based on the materials described above. Any decision rendered by the Arbitrator pursuant hereto shall be final, conclusive, and binding on Service Provider and Owner and enforceable against any of the Parties in any court of competent jurisdiction. The costs of the Arbitrator shall be borne equally between Service Provider, on the one hand, and Owner, on the other hand.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date and year first above written.

SERVICE PROVIDER:

ENERVEST OPERATING, L.L.C.

By:	/s/ Jud Walker
Name:	Jud Walker
Title:	President and Chief Executive Officer

OWNER:

MAGNOLIA OIL & GAS OPERATING LLC

By:	/s/ Stephen Chazen
Name:	Stephen Chazen
Title:	President and Chief Executive Officer

PARENT

TPG PACE ENERGY HOLDINGS CORP.

By:	/s/ Stephen Chazen
Name:	Stephen Chazen
Title:	President and Chief Executive Officer

Signature Page

to Services Agreement

ANNEX A

DEFINITIONS

“AAA” is defined in Section 10.18.

“Accounting Month” means, with respect to each Calendar Month in which a Monthly Statement is delivered under Section 3.2, the Calendar Month that immediately precedes the Calendar Month in which such Monthly Statement is to be delivered under Section 3.2.

“AFE” means any authorization for expenditure or other capital commitment relating to the Assets.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. The term “control” and its derivatives with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, neither Parent nor any of its Subsidiaries shall be an Affiliate of Service Provider or any of its Affiliates, and neither Service Provider nor any of its Affiliates shall be an Affiliate of Parent or any of its Subsidiaries.

“Agreed Rate” means the United States prime rate as published in the “Money Rates” section of The Wall Street Journal, plus 300 basis points.

“Agreement” is defined in the preamble.

“Annual Delegation” is defined in Section 2.16.

“Applicable Contracts” means (a) the “Contracts” (as defined in the Transaction Agreements), (b) the Existing Arrangements, and (c) all other Contracts entered into by or on behalf of Owner relating to the Assets.

“Arbitrator” is defined in Section 10.18.

“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use and similar taxes based upon the operation or ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, (x) any income, capital gain, franchise and similar taxes and (y) any transfer, sales, use and similar taxes incurred or imposed with respect to the transfer of any of the Assets.

“Assets” means (a) the “Assets” (as defined in the Transaction Agreements) and (b) any additional oil and gas assets and/or properties acquired by Owner or any of its Subsidiaries with respect to which Owner elects to have Service Provider provide the Services.

“Audit Period” is defined in Section 3.6(a).

Annex A

“Bankruptcy” means, with respect to any Person: (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) or any other insolvency Law, or a Person’s filing an answer consenting to or acquiescing in any such petition; (b) the making by such Person of any assignment for the benefit of its creditors or the admission by a Person of its inability to pay its debts as they mature; or (c) the expiration of 120 days after the filing of an involuntary petition under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) seeking an application for the appointment of a receiver for the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other insolvency Law, unless the same shall have been vacated, set aside or stayed within such 120-day period.

“Burdens” means royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, back-in interests and other burdens upon, measured by or payable out of production.

“Business Day” means a day other than a Saturday, Sunday or a day on which commercial banks in Houston, Texas are authorized or required by applicable Law to be closed for business.

“Calendar Month” means any of the months of the Gregorian calendar.

“Calendar Year” means a period of 12 consecutive Calendar Months commencing on the first day of January and ending on the following 31st day of December, according to the Gregorian calendar

“Change of Control” means any direct or indirect change of control of a Person (whether through merger, sale of shares or other equity interests, or otherwise), resulting in a change of least 50% or more of the combined voting power of a Person’s then outstanding securities (or other ownership interests), through a single transaction or series of related transactions, from one or more transferors to one or more transferees. Notwithstanding any provision to the contrary herein, a “Change of Control” shall not be deemed to have occurred if any securities of a Person or any or all of its assets are transferred or distributed to any of its Affiliates, subsidiaries, parents, stockholders, members or other interest holders.

“Closing Date” is defined in the preamble.

“Confidential Information” is defined in Section 10.16.

“Contract” means any written or oral: contract; agreement; agreement regarding indebtedness; indenture; debenture; note, bond or loan; collective bargaining agreement; mortgage; license agreement; farmin or farmout agreement; participation, exploration or development agreement; crude oil, condensate or gas purchase and sale, gathering, processing, transportation or marketing agreement; operating agreement; balancing agreement; unitization agreement; facilities or equipment lease; production handling agreement; or other similar contract, but in each case specifically excluding, however, any Lease, right-of-way, permit or other instrument (other than acquisition or similar sales or purchase agreements) creating, evidencing or assigning any interest in any Asset that constitutes real property or any other property related to or used or held for use in connection with the operation of any Asset.

Annex A

“COPAS Payment” is defined in Section 3.1(a).

“Dedicated Employees” means the employees listed on Schedule 1-B and includes any replacements of any Dedicated Employees made in accordance with Section 2.6, and any Dedicated Employees added pursuant to Section 3.1(b).

“Designated Area” means the following counties in Texas: Atascosa, Austin, Bastrop, Brazos, Burleson, Colorado, DeWitt, Fayette, Gonzales, Grimes, Karnes, Lavaca, Lee, Milam, Montgomery, Robertson, Washington, and Wilson.

“Development Plan and Budget” means a development plan and/or budget prepared by Service Provider and/or Owner, and adopted and approved by Owner. Until such time as an updated, revised, or replacement Development Plan and Budget is adopted and approved by Owner, references to the “Development Plan and Budget” shall be to the Development Plan and Budget attached hereto as Exhibit D; thereafter, references to the “Development Plan and Budget” shall be to the most recently adopted and approved Development Plan and Budget, at it may have been updated or revised with the approval of the Owner.

“Eagleford Transaction Agreement” is defined in the Recitals.

“Emergency” is defined in Section 2.2.

“Excluded Services” is defined in Section 2.1(f).

“Existing Arrangements” means all gathering, processing, fractionation, transportation, and/or marketing agreements to which Service Provider (or any Affiliate of Service Provider) or Owner is a party and to which hydrocarbon production from the Assets is subject.

“Field Facilities and Equipment” is defined in Section 2.1(d).

“Force Majeure Event” means any event not reasonably within the control of the Party claiming the force majeure, including the following to the extent such events are not reasonably within the control of the Party claiming the force majeure: act of God, act of the public enemy, war, blockade, public riot, act of terrorism, lightning, fire, storm, flood or other act of nature, explosion, governmental action (including changes in Laws, regulations or policies with the effect of Law or, in each case, the enforcement thereof), and governmental delay or restraint (including with respect to the issuance of permits); provided, however, that a “Force Majeure Event” shall not include lack of financing or funds.

“GAAP” means United States generally accepted accounting principles.

“Giddings Transaction Agreement” is defined in the Recitals.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

Annex A

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof.

“Initial Term” is defined in Section 4.1.

“Key Persons” means the employees listed on Schedule 1-A and includes any replacements of any Key Persons made in accordance with Section 2.6.

“Laws” means any applicable constitution, decree, resolution, law, statute, act, ordinance, rule, directive, order, treaty, code or regulation and any injunction or final non-appealable judgment or any interpretation of the foregoing, as enacted, issued or promulgated by any Governmental Authority.

“Leases” means the “Leases” (as defined in the Transaction Agreements).

“Liabilities” means any and all (a) claims, including those for property damage, pollution (including response costs, remediation costs, environmental damage and damages to natural resources), bodily injury, personal injury, illness, disease, maintenance, cure, loss of parental or spousal consortium, wrongful death, loss of support, death, and wrongful termination of employment, and (b) damages, liabilities, losses, demands, liens, encumbrances, fines, penalties, causes of action of any kind (including actions in rem or in personam), obligations, costs, judgments, interest and awards (including payment of attorneys’ fees and costs of litigation and investigation costs) and amounts, of any kind or character, (in each case) whether arising in connection with judicial proceedings, administrative proceedings or otherwise.

“Material HSE Event” means (i) any material violation of any Law relating to health, safety, or the environment, or any material spill or release of oil or other hazardous materials that results in Owner or Service Provider incurring a material remediation obligation, in each case that occurs during the performance of the Services as a result of the activities of Service Provider or any contractor retained by Service Provider for the performance of the Services or (ii) any fatal accident involving any employee of Service Provider or any contractor retained by Service Provider for the performance of the Services that occurs during the performance of the Services as a result of the activities of Service Provider or any contractor retained by Service Provider for the performance of the Services. For purposes of clause (i) of this definition “material” means any occurrence that results in fines or liabilities in excess of $5 million in the aggregate or otherwise materially and adversely affects the business of the Owner Group in connection with the Assets.

“Monthly Services Fee” is defined in Section 3.1(a).

“Monthly Statement” is defined in Section 3.2(a).

“Non-Compete Agreement” means that certain Non-Compete Agreement, dated as of July 31, 2018, by and among Parent and EnerVest, Ltd.

“Non-Operated Assets” means those Assets that are not Operated Assets.

“Oil and Gas Interest” means any oil and gas lease or oil, gas and mineral lease and any interests in such leases (including leasehold interests, royalty and overriding royalty interests and

Annex A

production payments), any mineral fee interests and any other mineral or royalty interests, any wells or future wells located on a Lease, and any oil, gas or mineral unitization, pooling, operating or communitization Contracts, declarations or orders, and any interests in the units created thereby.

“Operated Assets” means those Assets that are operated by Owner.

“Operating Agreements” means the joint operating agreements, unit operating agreements and similar operating agreements burdening or relating to the Assets.

“Owner” is defined in the preamble.

“Owner Group” means Parent, Owner, and each of their respective Subsidiaries.

“Owner Group Costs” is defined in Section 3.3.

“Owner Indemnified Parties” means the Owner and its Affiliates and its and their contractors and subcontractors (other than Service Provider), and its and their employees, officers, directors, shareholders, partners, owners, members, managers, agents and representatives.

“Owner Records and Data” is defined in Section 3.4(a).

“Parent” is defined in the preamble.

“Party” and “Parties” are defined in the preamble.

“Performance Termination” is defined in Section 4.2(c).

“Permitted Encumbrances” means all “Permitted Encumbrances” (as defined in the Transaction Agreements).

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Reasonable and Prudent Service Provider” is defined in Section 2.10.

“Records” means (i) all “Records” (as defined in the Transaction Agreements) and all other files, books, records, and accounts in Service Provider’s possession or to which Service Provider has access in any way relating to the Assets, including, without limitation, all such files, records, books, and accounts maintained in computer-sensible form, whether on magnetic tape, disks, or other storage media, together with the computer software and programs required to enter, delete, read, manipulate, revise, append, transfer, communicate, and/or print data therein, and including, without limitation, all title and contract files, legal files, well files, accounting records, billings, invoices, statements, receipts, logs, tank tables, daily gauge and run tickets, logs, seismological sections, correspondence, interpretations, reserve reports and other reports, and other data, information, and instruments in any way relating to the Assets; and (ii) all data and information contained in any of the records, books, accounts, files, and/or materials described above.

Annex A

“Renewal Term” is defined in Section 4.1.

“Representatives” is defined in Section 10.16(a).

“SEC” means the United States Securities and Exchange Commission.

“Service Provider” is defined in the preamble.

“Service Provider Indemnified Parties” means the Service Provider and its Affiliates and its and their contractors and subcontractors, and its and their employees, officers, directors, shareholders, partners, owners, members, managers, agents and representatives.

“Services” is defined in Section 2.1(a).

“Services Fee” is defined in Section 3.1(a).

“Shared Employees” means the employees occupying the positions and performing the functions listed on Schedule 1-C and includes any replacements of any Shared Employees made in accordance with Section 2.6, and any Shared Employees added pursuant to Section 3.1(b).

“Specified Acquisition” is defined in Section 3.1(b).

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person (without regard to the occurrence of any contingency); provided that as long as Parent owns an equity interest in Owner, Owner shall be a Subsidiary of Parent.

“Surface Contracts” means the “Surface Contracts” (as defined in the Transaction Agreements).

“Term” is defined in Section 4.1.

“Termination Effective Date” means the date on which this Agreement terminates in accordance with Section 4.1 or Section 4.2.

“Termination Notice” is defined in Section 4.2(a).

Annex A

“Third Party” means a Person other than Service Provider and its Affiliates and any Person in the Owner Group.

“Transaction Agreements” is defined in the Recitals.

“Transition Services Period” is defined in Section 4.4.

Annex A